Exhibit (a)(5)(C)

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Van Eck Global Plans Exchange Offers for Six HOLDRS®

Van Eck Global has filed exchange offer documents with the Securities Exchange Commission in connection with a proposed offer to allow shareholders of six Merrill Lynch-sponsored HOLding Company Depository ReceiptS (HOLDRS) the opportunity to exchange their receipts for shares of new corresponding Market Vectors exchange-traded funds (ETFs).

The exchange offers are expected to commence in the fourth quarter 2011 and to be consummated later in that quarter. The new Market Vectors ETFs are expected to commence trading on the trading day following the expiration of the exchange offers.

Advantages of the Exchange

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Van Eck believes that ETFs offer a more dynamic, diversified approach to industry investing. HOLDRS use a depositary trust structure which means that their initial portfolio of securities generally remains static over time. In comparison, ETFs are able to rebalance their portfolios periodically and thereby track an underlying index.

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Van Eck’s proposed exchange offers are expected to allow participating investors the opportunity for uninterrupted exposure to target industry sectors. With the exception of Market Vectors Bank and Brokerage ETF, the new ETFs will have primarily the same investment focus as the corresponding HOLDRS. The new ETFs are expected to trade under the corresponding HOLDRS’ ticker symbols.

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There may be cost benefits and tax advantages associated with participating in the exchange, versus other alternatives. See reverse for details. Note that fund expenses are generally higher for ETFs than for HOLDRS.

Key Dates
September 30, 2011	Exchange offer documents filed with SEC
November 2011	Exchange offers expected to commence; investors have ability to exchange HOLDRS receipts for corresponding Market Vector ETF shares
December 2011	Exchange offers expected to expire; trading in six HOLDRS expected to be halted approximately 30 minutes prior to expiration
December 2011	New Market Vectors ETFs expected to commence trading on the trading day following expiration of exchange offers

Products Included in Exchange Offers
Ticker Symbol	Merrill Lynch HOLDRS Trust	Market Vectors ETF	Market Vectors Index	Index Ticker Symbol
OIH	Oil Services	Market Vectors Oil Services ETF	Market Vectors US Listed Oil Services 25 Index	MVOIHTR
SMH	Semiconductor	Market Vectors Semiconductor ETF	Market Vectors US Listed Semiconductor 25 Index	MVSMHTR
PPH	Pharmaceutical	Market Vectors Pharmaceutical ETF	Market Vectors US Listed Pharmaceutical 25 Index	MVPPHTR
BBH	Biotech	Market Vectors Biotech ETF	Market Vectors US Listed Biotech 25 Index	MVBBHTR
RTH	Retail	Market Vectors Retail ETF	Market Vectors US Listed Retail 25 Index	MVRTHTR
RKH	Regional Bank	Market Vectors Bank and Brokerage ETF	Market Vectors US Listed Bank and Brokerage 25 Index	MVRKHTR

HOLDRS Trading Data[1]
HOLDRS Trust	Oil Services	Semiconductor	Pharmaceutical	Biotech	Retail	Regional Bank
AUM	$1,838.1 m	$537.6 m	$479.0 m	$247.2 m	$139.7 m	$68.4 m
Avg. Daily Vol. (3 mo)	5,261,703	12,875,388	348,787	15,027	1,058,050	279,325
1As of September 27, 2011; Source: Morningstar

Financial Professional Use Only.

Cost Benefits

▪	Participating investors will bear no costs relating to the exchange transaction, though they may be subject to fees charged by financial intermediaries.

▪	Certain fees may apply to alternative actions:

Selling HOLDRS on Open Market

Investors may be subject to applicable brokerage commissions.

Canceling HOLDRS/Taking Possesion of Underlying Securities

BNY Mellon (custodian) has the right to charge a cancellation fee of up to $10 per 100-share lot. When investors ultimately sell the underlying securities, they may also be subject to brokerage commissions.

Taking No Action During Exchange Offer Period

Following terminations of the HOLDRS Trusts, BNY Mellon will hold securities for a four-month wind-down period. If investors choose to take delivery of underlying securities during the wind-down period, they will be subject to custodian cancellation fees of up to $10 per 100-share lot. After the wind-down period, BNY Mellon has the right to sell the underlying securities then held by the HOLDRS Trusts to cash and thereafter hold the uninvested net proceeds.

Potential Tax Advantages

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Participating investors may enjoy certain tax benefits. A portion of the transaction is expected to be entitled to a tax-free exchange treatment. However, investors will be subject to capital gains (or losses) on underlying stock shares that are sold in order to conform the portfolio as closely as possible to the new ETF’s underlying index; this amount will vary by HOLDRS Trust. As of 9/26/11, we expect that the following percentages of securities underlying the respective HOLDRS will be sold in the rebalancing transaction*: OIH: 28.21%; SMH: 43.43%; PPH: 52.60%; BBH: 63.51%; RTH: 26.11%; RKH: 76.17%.

*

These percentages may change between now and the expiration of the exchange offers. The gain (or loss) recognized on the rebalancing transaction by HOLDRS investors will also depend on the particular securities sold and would vary depending on the HOLDRS investor’s tax basis in the securities sold.

▪	Certain tax treatment may apply to alternative actions:

Selling HOLDRS on Open Market

This is a fully taxable event; investor would be subject to capital gains (or losses), depending on cost basis.

Canceling HOLDRS/Taking Possesion of Underlying Securities

This is not a taxable event until underlying securities are ultimately sold.

Take No Action During Exchange Offer Period

If investor claims underlying securities during wind-down period, this is not a taxable event until underlying securities are ultimately sold. If investor claims monies after the wind-down period and after liquidation of unclaimed securities, investor would be subject to generally the same tax concequences as if the investor had sold their HOLDRS on the open market, i.e., capital gains (or losses), depending on cost basis.

Options Trading

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Van Eck believes the exchange offers may have implications for some HOLDRS options investors (in OIH, SMH, PPH, BBH, RTH and RKH), particularly those with options expiring subsequent to the expiration date of the exchange offers. At this time, Van Eck understands the Options Clearing Corporation (“OCC”) has made no determination regarding the exchange offers and has offered no indication of what action, if any, may be taken with regard to the offers. Van Eck intends to post any OCC determination to its website (vaneck.com/holdrs) at such time as it may become publicly available. It should be noted that existing options are not issued by the HOLDRS Trusts.

Financial Professional Use Only.
Van Eck does not provide legal, tax or accounting advice. Any statement contained in this communication concerning U.S. tax matters is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties imposed on the relevant taxpayer. Shareholders or potential shareholders of the Market Vectors ETFs should obtain their own independent tax advice based on their particular circumstances.——The information contained in the registration statements for the new ETFs referred to herein is not complete and may be changed. Van Eck may not sell these securities until the registration statements filed with the Securities and Exchange Commission become effective. The prospectus (or Statement of Additional Information) contained in each registration statement is not an offer to sell the securities referenced therein and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.——This material is neither an offer to buy nor a solicitation of an offer to sell any of the HOLDRS or new ETF shares. The exchange offers will be made only pursuant to the exchange offer documents, which will be distributed to holders of the outstanding HOLDRS and have been filed with the Securities and Exchange Commission (the “SEC”) as part of the Registration Statement. INVESTORS AND SECURITY HOLDERS OF HOLDRS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFERS, INCLUDING THE RISKS OF PARTICIPATING IN THE EXCHANGE OFFERS. SUCH DOCUMENTS ARE AVAILABLE FREE OF CHARGE THROUGH THE WEBSITE MAINTAINED BY THE SEC AT SEC.GOV, BY CALLING THE SEC AT 800.SEC.0330, OR BY DIRECTING A REQUEST TO D.F. KING & CO., THE INFORMATION AGENT, AT 800.290.6424.——All information in this material (other than opinions or expectations) concerning applicable HOLDRS, including their business and operations, was provided by Merrill Lynch & Co., Inc. All information in this material concerning Van Eck ETFs, including its business, operations and financial results, was provided by Van Eck. Information on HOLDRS assets under management and trading volume was sourced from Bloomberg.——Certain statements made in this material that are not historical facts are referred to as “forward-looking statements” under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the historical experience of Van Eck and the ETFs managed by Van Eck and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Van Eck and the ETFs managed by Van Eck undertake no responsibility to update publicly or revise any forward-looking statements.——Investing involves risk, including possible loss of principal. An investor should consider the investment objective, risks, charges and expenses of an ETF carefully before investing. Please read the prospectus and summary prospectus carefully before investing.——Investors may obtain free copies of the prospectus and summary prospectus, exchange offer documents, and other documents (when they become available) filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies of the prospectus and summary prospectus, exchange offer documents and other documents filed with the SEC may also be obtained after the registration statements become effective by directing a request to: Van Eck Securities Corporation, Distributor, 335 Madison Avenue, New York, NY 10017 or by calling: 800.826.2333 or visiting vaneck.com/etf.——The indexes referred to herein are published by and are the exclusive property of Market Vectors Index Solutions GmbH, which has contracted with Structured Solutions AG to maintain and calculate the Indexes. Structured Solutions AG uses its best efforts to ensure that the Indices are calculated correctly. Structured Solutions AG has no obligation to point out errors in the Indices to third parties.

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